Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Voya Partners, Inc.

We consent to the use of our report dated February 22, 2016, with respect to the financial statements of VY® Fidelity® VIP Mid Cap Portfolio, a series of Voya Partners, Inc., incorporated herein by reference, and to the references to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 25, 2016, with respect to the financial statements of VY® T. Rowe Price Diversified Mid Cap Growth Portfolio, a series of Voya Partners, Inc., incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

June 3, 2016